UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(Check One): [ ]Form 10-K [X]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR [ ]Form N-CSR

            For Period Ended: August 31, 2002
            [  ] Transition Report on Form 10-K
            [  ] Transition Report on Form 20-F
            [  ] Transition Report on Form 11-K
            [  ] Transition Report on Form 10-Q
            [  ] Transition Report on Form N-SAR

            For the Transition Period Ended:
                                             --------------------------

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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.

 NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                      BAAN COMPANY N.V. in liquidatie
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              THE NETHERLANDS
              (JURISDICTION OF INCORPORATION OR ORGANIZATION)

                         BARON VAN NAGELLSTRAAT 89
                             3770 LK BARNEVELD
                              THE NETHERLANDS
                 (ADDRESSES OF PRINCIPAL EXECUTIVE OFFICE)

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due
     [ ] date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

                      Please see attached Exhibit 99.1

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Victoria Hull              +44-20             7821 3743
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               (Name)            (Area Code)        (Telephone Number)

(2)  Have all other periodic reports required under
     Section 13 or 15(d) of the Securities Exchange Act
     of 1934 or Section 30 of the Investment Company
     Act of 1940 during the preceding 12 months or for
     such shorter period that the registrant was
     required to file such report(s) been filed? If
     answer is no, identify report(s).                   [ ]Yes    [X]No

     The registrant has not filed its annual report on
     Form 20-F for the fiscal years ended August 31,
     2000 and August 31, 2001
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(3)  Is it anticipated that any significant change in
     results of operations from the corresponding
     period for the last fiscal year will be reflected
     by the earnings statements to be included in the
     subject report or portion thereof?                  [ ]Yes    [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

           Please see attached Exhibit 99.1
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                  BAAN COMPANY N.V. in liquidatie

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 3, 2003                  By  /s/ Victoria Hull
                                        -------------------------------
                                        Victoria Hull, Director of Invensys
                                                 Administratie B.V.,
                                                 sole director of
                                                 Baan Company N.V. in
                                                 liquidatie